                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) Of the Securities
                     Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:


     [ ] Preliminary Proxy Statement


     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))


     [x] Definitive Proxy Statement


     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                             The Vantagepoint Funds
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      same
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [x] No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11(1).

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      2) Aggregate number of securities to which transaction applies:

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      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                             THE VANTAGEPOINT FUNDS
                               777 North Capitol
                                  Street, N.E.
                                   Suite 600
                             Washington, D.C. 20002
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


        Notice is hereby given that a special meeting of shareholders (the "Meeting") of The Vantagepoint Funds (the "VP Funds") will be held at the headquarters of the ICMA Retirement Corporation, 777 North Capitol Street, N.E., Suite 600, Washington, D.C. 20002, on March 22, 2000, at 9:30 a.m., Eastern Time, for the following purposes:


I. To consider and vote upon a proposal to approve an arrangement whereby the VP Funds' Board of Directors may approve new subadvisory agreements and otherwise change subadvisory arrangements without shareholder approval, subject to certain conditions.


II. To consider and vote upon a proposal to approve a new subadvisory agreement between the Vantagepoint Growth and Income Fund (the "G&I Fund"), Vantagepoint Investment Advisers, LLC (the "Investment Adviser") and Wellington Management Company, LLP.



        Shareholders of record on February 4, 1999, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof. Only shareholders of the G&I Fund are entitled to vote on Proposal II.


        While you are, of course, welcome to join us at the meeting, most shareholders cast their votes by completing and signing the enclosed proxy card. Whether or not you plan to attend the meeting, we need your vote. Please mark, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope.

        The persons named as proxies are authorized to vote on such other business as may properly come before the Meeting in accordance with their own discretion.

        Your vote is important to us. Thank you for taking the time to consider these important proposals.


February 22, 2000                             By Order of The Board of Directors



                                              Paul F. Gallagher
                                              Secretary

                             THE VANTAGEPOINT FUNDS
                         777 North Capitol Street, N.E.
                                   Suite 600
                             Washington, D.C. 20002

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS

                                 MARCH 22, 2000



        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Vantagepoint Funds (the "VP Funds") for use at the Special Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, March 22, 2000 at the offices of ICMA Retirement Corporation, 777 North Capitol St. N.E., Suite 600, Washington, D.C. 20002, and at any adjourned session thereof (this meeting and any adjournment thereof are hereinafter referred to as the "Meeting"). Shareholders of record of the VP Funds as of the close of business on February 4, 2000, ("Shareholders") are entitled to vote at the meeting. Only Shareholders of the Vantagepoint Growth & Income Fund (the "G&I Fund") are entitled to vote on Proposal II, as described below.


        As of February 4, 2000 there were 721,879,031 shares of beneficial interest of the VP Funds and 21,024,099 shares of the G&I Fund issued and outstanding.


        Each whole share is entitled to one vote and each fractional share is entitled to a proportionate fractional vote. In addition to the solicitation of proxies by mail, directors and officers of the VP Funds and employees of ICMA Retirement Corporation and officers of Vantagepoint Investment Advisers, LLC (the "Investment Adviser"), may solicit proxies in person or by telephone. The proxy card and this proxy statement are being mailed to shareholders on or about February 21, 2000.



        Proxies may be revoked at any time before they are exercised by a written revocation received by the President of the VP Funds at 777 North Capitol St., N.E., Washington, D.C. 20002. Proxies also may be revoked by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Costs of this proxy solicitation are being borne by the Investment Adviser.


                                  INTRODUCTION

        The VP Funds is organized as a Delaware business trust and is not required to hold annual meetings of Shareholders. The Meeting is being called in order to permit the Shareholders to vote on the proposals described below.

                                   PROPOSAL I

        Vantagepoint Investment Advisers, LLC (the "Investment Adviser"), serves as investment adviser to the VP Funds under an agreement dated March 1, 1999 (the "Investment Advisory Agreement"). The Investment Adviser employs a "Manager-of- Managers" structure under which it has general oversight responsibility for the investment advisory services provided to the VP Funds, including formulating investment policies, managing the allocation of the assets of the Funds among multiple subadvisers, and directing and evaluating the investment services provided by the subadvisers, including their adherence to the Funds' investment objectives and policies and the overall investment performance of the Funds. The subadvisers are responsible for the day-to-day portfolio management of the VP Funds and are retained pursuant to subadvisory agreements that are approved by the VP Funds' Board of Directors and are currently subject to shareholder approval.

        Section 15(a) of the Investment Company Act of 1940 (the "1940 Act") requires that shareholders approve all contracts pursuant to which persons serve as investment advisers to an investment company. As interpreted, this requirement would apply to the appointment of subadvisers to the VP Funds. As has been disclosed in the VP Funds' prospectus since inception, it is the intent of management to seek an exemption from the relevant provisions of the 1940 Act that would permit the Board of Directors to approve subadvisory agreements and otherwise amend subadvisory arrangements without the approval of shareholders. Such exemptive relief has been granted by the SEC to other fund groups that operate under a Manager of Managers structure, subject to certain conditions.


        In essence, the shareholders of the VP Funds have hired the Investment Adviser to perform the function of identifying prospective subadvisers, subject to the oversight and approval of the Board of Directors. Because the VP Funds' shareholders have approved the Investment Advisory Agreement, the 1940 Act requirement that shareholders approve all changes to subadvisory agreements results in an unnecessary duplication of effort and expense, given the Manager of Managers structure. This proposal is designed to facilitate the efficient operation of the Manager of Managers structure, allowing the Board of Directors to implement subadviser changes in a timely manner when it determines that such changes are advisable.



        The Investment Adviser continuously monitors the performance of the subadvisers, and is likely to, from time to time, recommend to the Board of Directors the replacement or addition of one or more subadvisers. Such a recommendation will depend on the Investment Adviser's assessment of what combination of subadvisers it believes will optimize a particular Fund's achieving its investment objective. There is no way of knowing how frequently the Investment Adviser will recommend, and the Board will approve, such a subadviser change. However, by its very nature, a Manager of Managers structure is likely to result in more frequent adviser changes than a traditional single advisor structure. The requirement to hold a shareholder meeting entails significant delays in this process and, as such, reduces the desired benefits of the Manager of Managers structure.

        Even in the absence of shareholder scrutiny, any proposal to add or replace subadvisers will receive careful review. First, the Investment Adviser will apply a detailed analytical approach to the issue of adding or replacing a subadviser. Second, any recommendations made by the Investment Adviser must be approved by a majority of the Directors, including a majority who are not "interested persons" as that term is defined in the 1940 Act.


        Any selection of additional or replacement subadvisers would have to comply with conditions contained in the SEC exemption, if it is granted. One such condition is that the addition of a subadviser may not be effected without shareholder approval of the overall advisory fee. In satisfying this condition, the Fund will not rely on the exemptive order in a situation in which the change in subadvisory arrangements results in an increase in the current aggregate advisory fee, payable by the Fund in question, of greater than 0.10%. Such a change must be approved by shareholders. Thus, if this proposal is approved, shareholders will know with certainty the maximum advisory fee that may be paid from a Fund. Another such condition is that shareholders will receive a notice within 90 days after such a subadviser change providing them with detailed information regarding any new subadviser.



The current advisory fees for each Fund are as follows:



                                             ADVISORY       SUBADVISORY       AGGREGATE
VANTAGEPOINT FUND                               FEE             FEE         ADVISORY FEE

Aggressive Opportunities                       0.10%            0.75%             0.85%

Growth                                         0.10%            0.34%             0.44%

Growth & Income                                0.10%            0.36%             0.46%

Equity Income                                  0.10%            0.33%             0.43%

International Fund                             0.10%            0.53%             0.63%

U.S. Treasury Securities                       0.10%            0.12%             0.22%

Money Market                                   0.10%            0.09%             0.19%

Asset Allocation                               0.10%            0.29%             0.39%

Overseas Equity Index                          0.05%            0.25%             0.30%

Mid/Small Company Index                        0.05%            0.10%             0.15%

Broad Market Index                             0.05%            0.08%             0.13%

500 Stock Index                                0.05%            0.05%             0.10%

Core Bond Index                                0.05%            0.08%             0.13%




--------
(1) Pending approval of Subadvisory Agreement with Wellington
Management Company, LLP.


(2) The Index Funds are managed under a Master Feeder structure. As such, the fee paid to Barclays Global Investors is not a subadvisory fee.


If this proposal is not approved by shareholders, shareholder approval will continue to be required for all subadviser changes.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL I.

                                  PROPOSAL II

                          (GROWTH & INCOME FUND ONLY)

        At the December 1, 1999 meeting, the Board of Directors approved the addition of Wellington Management Company, LLP ("Wellington Management") as a subadviser to the G&I Fund. The G&I Fund's current subadvisers will continue to provide subadvisory services to the Fund. If shareholders approve the addition of Wellington Management, each subadviser will be responsible for approximately one-third of the G&I Fund's assets. Further details about Wellington Management and the terms of the Proposed Subadvisory Agreement are set forth below.

        The objective of the G&I Fund is to seek long-term capital growth and current income by investing primarily in dividend-paying stocks of large-capitalization companies. The benchmarks against which the performance of the G&I Fund is measured are the S&P 500 Index and the Lipper Growth & Income Index. The combination of Wellington Management's investment style with the styles of the existing subadvisers is expected to result in investment characteristics that will be similar to those indexes.

        While the Fund's current subadvisers have provided sound management and returns since its inception, the Board of Directors and the VP Funds' management believe that the addition of Wellington Management may provide a better opportunity for future returns. In addition, it is felt that employing three subadvisers rather than two is prudent in terms of improving the Fund's defensive posture. The proposed change will enhance the Fund's style diversification, thereby offering the opportunity for reduced volatility, a key attribute of the Fund's multi-management structure.


        Although a single investment manager can produce a desirable long-term performance record, an examination of the short-term typically reveals wide movements relative to other managers or a market index. The reason is that every successful manager has an investing approach (typically called a "style") that swings from being in favor to out of favor in the market. Experienced managers stick to their styles over the years because they believe that doing what they do best is the only successful method of investing. But doing so creates in-between performance gyrations.

        Multi-management seeks to reduce short run performance variation by combining different managers practicing dissimilar styles, but seeking the same investment objective. The goal is to have, in various market environments, at least one style that is in favor to offset one that is temporarily out of favor. Thus, multi-management offers the opportunity to not only capture a successful manager's desirable long-term returns, but also to reduce an individual manager's short-term performance volatility.


        Thus, the Board and management feel that this change will provide the G&I Fund's shareholders with an improved opportunity for sound and consistent investment performance over time.


        Wellington Management is a large and well-known institutional investment manager. The firm possesses extensive resources (portfolio managers, research analysts, traders, etc.) and manages sizeable assets in a style appropriate for the Fund.

APPROVAL OF A SUBADVISORY AGREEMENT BETWEEN THE FUND, THE INVESTMENT ADVISER AND WELLINGTON MANAGEMENT.

        The Board of Directors is recommending that the Shareholders of the G&I Fund approve Wellington Management as a subadviser for the Fund and approve the new subadvisory agreement between the Fund, the Investment Adviser and Wellington Management relating to the Fund.

        DESCRIPTION OF WELLINGTON MANAGEMENT. Wellington Management is a federally registered investment adviser and a limited liability partnership with its principal place of business at 75 State Street, Boston, Massachusetts 02109. Wellington Management was founded in 1928 and as of December 31, 1999 it had approximately $235 billion under management. Wellington Management will implement an investment style on behalf of the Fund that is known as a LARGE CAPITALIZATION VALUE/YIELD style. This means that Wellington Management will select stocks of financially sound companies that they view as being temporarily out of favor. Wellington Management will target companies that they perceive as offering above-average potential total returns, that sell at below-average price-to-earnings multiples.

        Wellington Management provides investment services to investment companies, employee benefits plans, endowments, foundations, and other institutional and individual investors. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years.

        Wellington Management's portion of the Fund's assets will be managed by John T. Ryan, CFA, who has over 26 years of portfolio management experience. Mr. Ryan has been with Wellington Management since 1981. Mr. Ryan is a Chartered Financial Analyst. He is a graduate of Lehigh University and holds an MBA from the University of Virginia.





        Wellington Management is managed by its active partners. The managing partners of Wellington Management as of December 31, 1999 were Laurie A. Gabriel, Duncan M. McFarland and John R. Ryan. The names and titles of each of the general partners and Senior Vice Presidents of Wellington Management are set forth in Exhibit B. The principal business address of the principal executive officer and each of Wellington Management's partners and principals, as it relates to their duties at Wellington Management, is 75 State Street, Boston, Massachusetts 02109.


        COMPENSATION. Under the proposed subadvisory agreement, the Fund will pay Wellington Management a subadvisory fee at the annual rate set forth below. This fee will be calculated and paid quarterly based on the average daily market value of that portion of the Fund managed by Wellington Management.


          ASSETS                              FEE RATE
          ----------------------------------- ------------------------------------
          First $50 million                   0.40%
          ----------------------------------- ------------------------------------
          Next $50 million                    0.30%
          ----------------------------------- ------------------------------------
          Over $100 million                   0.25%
          ----------------------------------- ------------------------------------


        Wellington Management serves as an investment adviser to the SunAmerica Large Cap Value Fund, which has investment objectives and policies that are substantially similar to the G&I Fund. The fee paid to Wellington Management for that fund is as follows:


          Assets                Fee Rate
          ------                --------

First   $100 million              0.40%
Next    $100 million              0.30%
Over    $200 million              0.25%

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL II.

                       CONTRACTUAL AND FEE CONSIDERATIONS

        The Board of Directors is recommending that the Shareholders approve Wellington Management as recommended as subadviser to the G&I Fund and approve the Proposed Subadvisory Agreement between the Investment Adviser, the Fund, and Wellington Management.

        DIRECTOR'S CONSIDERATIONS. The Board of Directors of the VP Funds, including those Directors who are not "interested persons" within the meaning of
Section 2(a)(19) of the 1940 Act unanimously approved, subject to shareholder approval, the Proposed Subadvisory Agreement with respect to the G&I Fund at a meeting held on December 1, 1999. The Directors received written and oral information from both the Investment Adviser and Wellington Management. The Investment Adviser recommended the selection of Wellington Management and reviewed the considerations and the search process that led to the recommendation. The Directors also met with representatives of Wellington Management and considered information about key personnel, investment philosophy and process and performance track record, among other factors. In recommending that the Shareholders approve the Proposed Subadvisory Agreement, the Directors carefully evaluated the investing experience of Wellington Management's key personnel and the quality and quantity of services Wellington Management can be expected to provide to the G&I Fund, including, but not limited to: (1) the nature and quality of the services expected to be rendered to the G&I Fund by Wellington Management; (2) the distinct and complementary nature of the investment style of Wellington Management as compared to the existing subadvisers; (3) the amount of compensation payable to Wellington Management by the G&I Fund under the Proposed Subadvisory Agreement, and the impact of such compensation on the overall fees and expenses of the G&I Fund; (4) the history, reputation, operational and administrative expertise (including mutual fund investment management expertise), qualification and background of Wellington Management as well as the qualifications of its personnel and financial conditions; (5) Wellington Management's performance records; (6) the fee and expense ratios of comparable mutual funds; (7) the performance of the G&I Fund since commencement of operations; (8) the benefits expected to be realized as a result of the multi-management strategy employed by the Investment Adviser; and
(9) other factors deemed relevant. The Directors also reviewed the fees to be paid to Wellington Management in comparison to those currently being charged by the G&I Fund and its existing subadvisers in the relevant segment of the mutual fund business, including any benefits received by any subadviser or its affiliates in connection with soft dollar payments.

        IMPACT OF SUBADVISER COMPENSATION ON TOTAL EXPENSES OF THE FUND. As discussed above, the terms of the current agreements are substantially similar to the terms of the Proposed Subadvisory Agreement with Wellington Management, except for the dates of execution and the fee arrangements. The subadvisers are entitled to their respective fees based on the portion of the assets of the G&I Fund that are allocated to them. These subadvisory fees are borne directly by the G&I Fund Shareholders. The total subadvisory expenses of the Fund are expected to increase from 0.32% to 0.36% as a result of the addition of Wellington Management as a subadviser if the Shareholders approve the proposed Subadvisory Agreement.

For the reasons described previously (increased style diversification, opportunity for reduced volatility, experience and management depth of Wellington Management) the VP Fund's Board of Directors and management believe that the proposed change will be beneficial to the G&I Fund's shareholders.


        The table below compares the current expense ratio of the funds to the proposed level of fees that would be borne by the G&I Fund Shareholders, assuming the Shareholders approve the new subadviser.

Annual Fund Operating Expenses (Deducted from Fund Assets)


                                                  SUBADVISER     OTHER         TOTAL
FUND                                ADVISORY FEE  EXPENSE        EXPENSES*     EXPENSES
----------------------------------- ------------- -------------- ------------- --------------
G&I Fund
(current subadvisory structure)     0.10%         0.32%          0.44%          0.86%
----------------------------------- ------------- -------------- ------------- --------------
G&I Fund
(proposed subadvisory structure)    0.10%         0.36%          0.44%          0.90%
----------------------------------- ------------- -------------- ------------- --------------

*Amounts shown are based on estimated amounts for the Fund's first full fiscal year.

Example

This example is intended to help Shareholders compare the cost of investing in the Fund with the cost of investing in other mutual funds. This example assumes that a Shareholder invests $10,000 dollars for the time periods indicated and then redeems all of its shares at the end of those periods. The example also assumes that a Shareholder's investment has a 5% return each year and that the Fund's operating expenses remain the same. Although actual costs may be higher or lower, based on these assumptions, a Shareholder's costs would be:

FUND                                                              1 YEAR         3 YEARS
----------------------------------------------------------------- -------------- -------------
G&I Fund
(current subadvisory structure)                                   $88            $275
----------------------------------------------------------------- -------------- -------------
G&I Fund
(proposed subadvisory structure)                                  $92            $288
----------------------------------------------------------------- -------------- -------------

        DUTIES UNDER THE PROPOSED SUBADVISORY AGREEMENT. Under the Proposed Subadvisory Agreement, Wellington Management makes the investment decisions for the assets of the Fund allocated to it by the Investment Adviser, and continuously reviews, supervises, and administers the G&I Fund's investment program with respect to these assets. Wellington Management is independent of the Investment Adviser and discharges its responsibilities subject to the supervision of the Investment Adviser and the Board of Directors of the Funds and in a manner consistent with the G&I Fund's investment objectives, policies and restrictions. The Proposed

Subadvisory Agreement provides that Wellington Management shall not be protected against any liability, damages or expenses to the Fund arising out of Wellington Management's gross negligence or malfeasance or willful violation of the Subadvisory Agreement or a violation of applicable law by Wellington Management or any of its officers, employees, or affiliates in providing management under the subadvisory agreement.

        DURATION AND TERMINATION. Unless terminated earlier, the Proposed Subadvisory Agreement shall continue in effect for two years from its execution, and thereafter, for periods of one year for so long as such continuance is specifically approved at least annually by the vote of the holders of a majority of the outstanding shares of the G&I Fund or by a majority of the members of the Board of Directors of the VP Funds who are not parties to the investment advisory agreement or the investment subadvisory agreement or who are not "interested persons" (as that term is defined in the 1940 Act) of any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

        The Proposed Subadvisory Agreement will terminate automatically in the event of its assignment. The Proposed Subadvisory Agreement is terminable by any party without the payment of any penalty, immediately upon notice to the other in the event of a breach of any provision of the subadvisory agreement, or otherwise by the subadviser upon sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser upon thirty days written notice to the subadviser.


        In the event Shareholders of the G&I Fund do not approve the adoption of the Proposed Subadvisory Agreement at the Meeting to which this Proxy Statement relates, or any adjournment thereof, the Directors will consider the appropriate course of action.


        The proposed Subadvisory Agreement is attached hereto as Exhibit A.


            GENERAL INFORMATION ABOUT THE VP FUNDS AND OTHER MATTERS


        DISTRIBUTION. RC Services, LLC, a wholly-owned subsidiary of ICMA Retirement Corporation acts as the Distributor of the VP Funds' shares pursuant to a Distribution Agreement dated March 1, 1999. Girard Miller serves as President and Chief and Chief Executive officer of ICMA Retirement Corporation and President of RC Services, LLC.



        PORTFOLIO TRANSACTIONS. The VP Funds commenced operations as a registered investment company on March 1, 1999. Brokerage commissions paid by applicable VP Funds for the period March 1, 1999, to December 31, 1999, are set forth in Exhibit C.

        5% SHAREHOLDERS. As of December 31, 1999, the following persons were the only persons who were, to the knowledge of the VP Funds' management, beneficial owners of 5% or more of the shares of the VP Funds.


Name and Address of Beneficial
Owner                            Number of Shares                Percentage of Fund's shares
-------------------------------- ------------------------------- -------------------------------
ICMA Retirement Trust
777 N. Capitol St., NE
Washington, DC 20002             713,105,089                     87.8%
-------------------------------- ------------------------------- -------------------------------

        Girard Miller, President of The Vantagepoint Funds, holds as part of his portfolio approximately $22,000 worth of units in the VantageTrust International Fund through an ICMA Retirement Trust 457 plan with a former public sector employer, which is thus invested in the Vantagepoint International Fund. The VP Funds' other directors and officers do not beneficially own any shares of the VP Funds and do not receive any compensation from the VP Funds for their services.

        ADJOURNMENT. In the event that sufficient votes in favor of the proposal set forth in the Notice of Special Meeting are not received by the time scheduled for the Meeting, the persons named as proxies may propose or more adjournments of the meeting for a reasonable period of time to permit further solicitation of proxies with respect to the proposals. Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Meeting to be adjourned, whether or not a quorum is present. The persons named as proxies will vote in favor of such adjournment those proxies which are entitled to vote in favor of the proposals. They will vote against any such adjournment those proxies required to be voted against any such proposals. The costs of any additional solicitation will be borne by the Investment Adviser.

        REQUIRED VOTE. Although 50% of the outstanding shares entitled to vote on a proposal must be present in person or by proxy to have a quorum to conduct business at the Meeting, approval of each proposal requires the affirmative vote of a majority of the outstanding shares of the VP Funds. As defined in the 1940 Act, "majority of the outstanding shares" means, with respect to each Vantagepoint Fund, vote of (i) 67% or more of the VP Funds' (or the G&I Fund for Proposal II) outstanding shares present at a meeting, if the holders of more than 50% of the outstanding shares of the VP Funds (or the G&I Fund for Proposal II) are present or represented by proxy, or (ii) more than 50% of the VP Funds' (or the G&I Fund for Proposal II) outstanding shares, whichever is less.

        Shares represented by duly executed proxies will be voted in accordance with the instructions given. Proxies received before the Meeting on which no vote is indicated will be voted "FOR" the proposal as to which it is entitled to vote. Abstentions and proxies signed and returned by brokers without voting on a proposal ("broker non-votes") will not be counted for or against the proposals, but will be counted for purposes of determining whether a quorum is present. Abstentions will be counted as votes present for purposes of determining a "majority of the outstanding voting securities" present at the Meeting, and will therefore have the effect of counting against the proposals.

        SHAREHOLDER PROPOSALS. The VP Funds does not hold regular shareholder meetings. Shareholders wishing to submit proposals for inclusion in a proxy statement for a subsequent meeting should send their written proposals to the Secretary of the VP Funds, 777 North Capitol Street, N.E., Suite 600, Washington, D.C. 20002.

        REPORTS TO SHAREHOLDERS. As a newly registered Fund, there has been no Annual Report to date. The Fund's Semi-Annual Report has been mailed to shareholders.

        LITIGATION.  The Fund is not involved in any litigation.

        OTHER MATTERS. The Directors know of no other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, it is their intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

        SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.